January 2011
Preliminary Terms No. 32
Registration Statement No. 333-155535
Dated December 23, 2010
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Multi-Asset

Outperformance Jump Securities based on the Performance of the SPDR® S&P® 500 ETF Trust Relative to the iShares® Barclays 20+ Year Treasury Bond Fund due July 30, 2012

The Outperformance Jump Securities offer the opportunity for investors to earn a return based on the performance of the SPDR® S&P® 500 ETF Trust (the “SPY shares”) relative to the performance of the iShares® Barclays 20+ Year Treasury Bond Fund (the “TLT Shares” and, together with the SPY Shares, the “ETF Shares”). Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any of the principal at maturity. Instead, at maturity, you will receive a positive return on the securities equal to 14.00% to 18.00%, which we refer to as the upside payment, if the share return of the SPY Shares (the “SPY return”) is greater than the share return of the TLT Shares (the “TLT return”). If, on the other hand, the SPY return is equal to or less than the TLT return, you will receive for each $10 stated principal amount of securities that you hold, a payment that is equal to or less than the stated principal amount of $10 by an amount that is proportionate to any amount by which the SPY return is less than the TLT return. This amount may be significantly less than the stated principal amount of the securities and may be zero. The securities are senior unsecured obligations of JPMorgan Chase & Co., and all payments on the securities are subject to the credit risk of JPMorgan Chase & Co.

SUMMARY TERMS
Issuer:	JPMorgan Chase & Co.
SPY Shares / Long Shares:	Shares of the SPDR® S&P® 500 ETF Trust
TLT Shares / Short Shares:	Shares of the iShares® Barclays 20+ Year Treasury Bond Fund
ETF Shares:	The SPY Shares and TLT Shares
Underlying Indices:	With respect to the SPY Shares, the S&P ® 500 Index, and with respect to the TLT Shares, the Barclays Capital U.S. 20+ Year Treasury Bond Index (each an “Underlying Index”)
Aggregate principal amount:	$
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and Issue Price” below)
Pricing date:	January , 2011 (expected to price on or about January 25, 2011)
Original issue date:	January , 2011 (3 business days after the pricing date)
Maturity date:	July 30, 2012, subject to adjustment for certain market disruption events and as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement no. MS-10-A-I
Payment at maturity:

  If the SPY return is greater than the TLT return, for each $10 stated principal amount security,

  $10 + upside payment

  If the SPY return is equal to or less than the TLT return, for each $10 stated principal amount security,

  $10 x (1 + outperformance return)

  If the outperformance return is negative, this amount will be less than the stated principal amount of $10 and may be zero.

Upside payment:	$1.40 to $1.80 per security (14.00% to 18.00% of the stated principal amount). The actual upside payment will be determined on the pricing date and will not be less than $1.40 or greater than $1.80. Accordingly, even if the SPY return is significantly greater than the TLT return, your payment at maturity will not exceed $11.40 to $11.80 per security.
Outperformance return:	SPY return – TLT return, provided that the outperformance return will not be less than -100%
SPY return / Long return:	The share return of the SPY Shares
TLT return / Short return:	The share return of the TLT Shares
Share return:	With respect to each ETF Share:
final share price – initial share price initial share price

Initial Share Price:	With respect to each ETF Share, the closing price of one such ETF Share on the pricing date, divided by the applicable adjustment factor
Final Share Price:	With respect to each ETF Share, the closing price of one such ETF Share on the valuation date
Adjustment factor:	With respect to each ETF Share, set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of Securities — Anti-Dilution Adjustments” in the accompanying product supplement no. MS-10-A-I.
Valuation date:	July 25, 2012, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement no. MS-10-A-I
CUSIP / ISIN:	46634X591 / US46634X5914
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)

Commissions and issue price:	Price to Public(1)(2)	Fees and Commissions(2)(3)	Proceeds to Issuer
Per Security
	$10	$0.20	$9.80
Total
	$	$	$
(1)	The price to the public includes the estimated cost of hedging our obligations under the securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on PS-21 of the accompanying product supplement no. MS-10-A-I.
(2)	The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.925 per security. Please see “Syndicate Information” on page 5 for further details.
(3)	JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission and will use all of that commission to allow selling concessions to Morgan Stanley Smith Barney LLC (“MSSB”) that will depend on market conditions on the pricing date. In no event will the commission received by JPMS and the selling concessions to be allowed to MSSB exceed $0.20 per $10 stated principal amount security. See “Underwriting (Conflicts of Interest)” beginning on page PS-72 of the accompanying product supplement no. MS-10-A-I.

Investing in the securities involves a number of risks. See “Risk Factors” on page PS-7 of the accompanying product supplement no. MS-10-A-I and “Risk Factors” beginning on page 8 of these preliminary terms.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRODUCT SUPPLEMENT NO. MS-10-A-I, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Product supplement no. MS-10-A-I dated December 23, 2010:
http://www.sec.gov/Archives/edgar/data/19617/000089109210005828/e41348_424b2.pdf
Prospectus supplement dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf
Prospectus dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

Outperformance Jump Securities based on the Performance of the SPDR® S&P® 500 ETF Trust Relative to the iShares® Barclays 20+ Year Treasury Bond Fund due July 30, 2012

Investment Overview

The Outperformance Jump Securities

The Outperformance Jump Securities based on the Performance of the SPDR® S&P® 500 ETF Trust Relative to the iShares® Barclays 20+ Year Treasury Bond Fund due July 30, 2012, which we refer to as the securities, can be used:

  As an alternative to direct exposure to the ETF Shares that provides an enhanced fixed positive return if the SPY Shares outperform the TLT Shares from the pricing date to the valuation date.

  To potentially enhance returns in a moderately bullish scenario for the SPY Shares relative to the TLT Shares, if the SPY Shares have at all outperformed the TLT Shares from the pricing date to the valuation date.

The securities are exposed on a 1:1 basis to the underperformance of the SPY Shares relative to the TLT Shares if the SPY return is less than the TLT return.

Maturity:	18 months
Upside payment:	$1.40 to $1.80 per security (14.00% to 18.00% of the stated principal amount) (to be determined on the pricing date)
Minimum payment at maturity:	None

SPDR® S&P® 500 ETF Trust Overview

The SPDR® S&P® 500 ETF Trust is a unit investment trust that issues securities called “Trust Units,” or “Units.” The SPDR® S&P® 500 ETF Trust is a registered investment company, and its objective is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index, which consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.

Information as of market close on December 22, 2010:

Bloomberg Ticker Symbol:	SPY
Current ETF Share Price:	$125.79
52 Weeks Ago:	$111.97
52 Week High (on 12/22/10):	$125.79
52 Week Low (on 7/2/10):	$102.20

SPY Shares Historical Performance – Daily Closing Price January 3, 2005 to December 22, 2010

January 2011	Page 1

Outperformance Jump Securities based on the Performance of the SPDR® S&P® 500 ETF Trust Relative to the iShares® Barclays 20+ Year Treasury Bond Fund due July 30, 2012

iShares® Barclays 20+ Year Treasury Bond Fund Overview

The iShares® Barclays 20+ Year Bond Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the long-term sector of the United States Treasury market as defined by the Barclays Capital U.S. 20+ Year Treasury Bond Index.

Information as of market close on December 22, 2010:

Bloomberg Ticker Symbol:	TLT
Current ETF Share Price:	$93.12
52 Weeks Ago:	$90.65
52 Week High (on 8/31/10):	$108.56
52 Week Low (on 4/5/10):	$87.47

TLT Shares Historical Performance – Daily Closing Price January 3, 2005 to December 22, 2010

January 2011	Page 2

Outperformance Jump Securities based on the Performance of the SPDR® S&P® 500 ETF Trust Relative to the iShares® Barclays 20+ Year Treasury Bond Fund due July 30, 2012

Key Investment Rationale

Investors will receive a positive return on the securities if the SPY return on the valuation date is greater than the TLT return.

Payment Scenario 1	The SPY return is greater than the TLT return. In this scenario, you will receive $11.40 to $11.80 per security (114.00% to 118.00% of the stated principal amount), as determined on the pricing date. Accordingly, even if the SPY return is significantly greater than the TLT return, your payment at maturity will not exceed $11.40 to $11.80 per security, and your return may be less than if you invested in the ETF Shares directly.
Payment Scenario 2	The SPY return is equal to or less than the TLT return. In this scenario, you will receive an amount equal to the stated principal amount of $10 or an amount less than the stated principal amount of $10 by an amount proportionate to any amount by which the SPY return is less than the TLT return on the valuation date. There is no minimum payment at maturity.

Summary of Selected Key Risks (see page 8)

  No guaranteed return of principal

  No interest payments

  Appreciation potential is fixed and limited.

  The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

  The return on the securities is based on relative performance, and changes in the price of the SPY Shares may be entirely negated by changes in the price of the TLT Shares.

  You are exposed to the risks of each ETF Share.

  Economic interests of the calculation agent and other affiliates of the issuer may be adverse to investor interests.

  The securities will not be listed on any securities exchange and secondary trading may be limited.

  The inclusion of commissions and estimated cost of hedging in the original issue price is likely to adversely affect secondary market prices and you could receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

  The market price of the securities will be influenced by many unpredictable factors, including the value and volatility of the ETF Shares and dividend rate or interest rate of the securities underlying the ETF Shares.

  Investing in the securities is not equivalent to investing in the ETF Shares or the securities underlying the ETF Shares.

  There may be differences between the ETF Shares and the Underlying Indices.

  The securities are subject to risks associated with fixed-income securities.

  The anti-dilution protection for the ETF Shares is limited.

  Adjustments to the ETF Shares by the ETF Shares publishers could adversely affect the value of the securities.

  The tax consequences of an investment in the securities are unclear.

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Outperformance Jump Securities based on the Performance of the SPDR® S&P® 500 ETF Trust Relative to the iShares® Barclays 20+ Year Treasury Bond Fund due July 30, 2012

Fact Sheet

The securities offered are senior unsecured obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of your principal at maturity and have the terms described in product supplement no. MS-10-A-I, the prospectus supplement and the prospectus, as supplemented or modified by these preliminary terms. At maturity, if the SPY return is greater than the TLT return an investor will receive for each $10 stated principal amount security that the investor holds, the $10 stated principal amount and a fixed return equal to the upside payment. However, if the SPY return is less than or equal to the TLT return, the payment at maturity will be equal to or less than the stated principal amount of $10 by an amount that is proportionate to the amount by which the SPY return is less than the TLT return. The securities are senior notes issued as part of JPMorgan Chase & Co.’s Series E Medium-Term Notes program. All payments on the securities are subject to the credit risk of JPMorgan Chase & Co.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
January , 2011 (expected to price on or about January 25, 2011)	January , 2011 (3 business days after the pricing date)	July 25, 2012, subject to postponement due to a market disruption event and as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement no. MS-10-A-I

Key Terms
Issuer:	JPMorgan Chase & Co.
SPY Shares / Long Shares:	Shares of the SPDR® S&P® 500 ETF Trust
TLT Shares / Short Shares:	Shares of the iShares® Barclays 20+ Year Treasury Bond Fund
ETF Shares:	The SPY Shares and TLT Shares
Underlying Indices:	With respect to the SPY Shares, the S&P ® 500 Index, and with respect to the TLT Shares, the Barclays Capital U.S. 20+ Year Treasury Bond Index (each an “Underlying Index”)
Aggregate principal amount:	$
Issue price:	$10 per security (see “Syndicate Information” on page 5)
Stated principal amount:	$10 per security
Denominations:	$10 per security and integral multiples thereof
Interest:	None
Payment at maturity:

  If the SPY return is greater than the TLT return, for each $10 stated principal amount security,

  $10 + upside payment

  If the SPY return is equal to or less than the TLT return, for each $10 stated principal amount security,

  $10 x (1 + outperformance return)

  If the outperformance return is negative, this amount will be less than the stated principal amount of   $10 and may be zero.

Upside payment:	$1.40 to $1.80 per security (11.40% to 11.80% of the stated principal amount). The actual upside payment will be determined on the pricing date and will not be less than $1.40 or greater than $1.80. Accordingly, even if the SPY return is significantly greater than the TLT return, your payment at maturity will not exceed $11.40 to $11.80 per security.
Outperformance return:	SPY return – TLT return, provided that the outperformance return will not be less than -100%
SPY return / Long return:	The share return of the SPY Shares
TLT return / Short return:	The share return of the TLT Shares
Share return:	With respect to each ETF Share:
final share price – initial share price initial share price
Initial Share Price:	With respect to each ETF Share, the closing price of one such ETF Share on the pricing date, divided by the applicable adjustment factor
Final Share Price:	With respect to each ETF Share, the closing price of one such ETF Share on the valuation date
Adjustment factor:	Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of Securities — Anti-Dilution Adjustments” in the accompanying product supplement no. MS-10-A-I.
Valuation date:	July 25, 2012, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement no. MS-10-A-I
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed until the third business day following the valuation date as postponed.
Risk factors:	Please see “Risk Factors” beginning on page 8.

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Outperformance Jump Securities based on the Performance of the SPDR® S&P® 500 ETF Trust Relative to the iShares® Barclays 20+ Year Treasury Bond Fund due July 30, 2012

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	46634X591 / US46634X5914
Minimum ticketing size:	100 securities
Tax considerations:

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-10-A-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, your securities should be treated as “open transactions” for U.S. federal income tax purposes that generate long- term capital gain or loss if held for more than one year. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

The discussion in the preceding paragraph, when read in combination with the discussion in “Risk Factors – The tax consequences of an investment in the securities are unclear” in this document and the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of securities.

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
Use of proceeds and hedging:

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities.

For further information on our use of proceeds and hedging, see “Use of Proceeds” in the accompanying product supplement no. MS-10-A-I.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-10-A-I.
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or Morgan Stanley Smith Barney’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number (800) 869-3326).

Syndicate Information
Issue price of the securities	Commissions	Principal amount of securities for any single investor
$10.0000	$0.2000	<$1MM
$9.9625	$0.1625	≥$1MM and <$3MM
$9.9438	$0.1438	≥$3MM and <$5MM
$9.9250	$0.1250	≥$5MM

MSSB may reclaim selling concessions allowed to individual brokers within MSSB in connection with the offering, if, within 30 days of the offering, MSSB repurchases the securities distributed by such brokers.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying product supplement no. MS-10-A-I, the prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Outperformance Jump Securities based on the Performance of the SPDR® S&P® 500 ETF Trust Relative to the iShares® Barclays 20+ Year Treasury Bond Fund due July 30, 2012

How the Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities for a range of hypothetical outperformance returns. The payoff diagram is based on the following terms:

Stated principal amount:	$10 per security
Hypothetical upside payment:	$1.60 (16.00% of the stated principal amount) per security (which represents the midpoint of the range of $1.40 and $1.80)*
Hypothetical maximum payment at maturity:	$11.60 per security (which represents the midpoint of the range of $11.40 and $11.80)*
Minimum payment at maturity:	None
*If the actual upside payment and maximum payment at maturity as determined on the pricing date are less than $1.60 and $11.60, respectively, your return, if any, may be lower than the returns shown below.

Outperformance Jump Securities Payoff Diagram

How it works

  Where the SPY return is greater than the TLT return, the payment at maturity on the securities reflected in the graph above is greater than the $10 stated principal amount per security, but in all cases is equal to and will not exceed the $10 stated principal amount plus the hypothetical upside payment of $1.60 per security. In the payoff diagram above, an investor would receive the hypothetical payment at maturity of $11.60 per security at any SPY return greater than the TLT return.

  Where the SPY return is equal to or less than the TLT return, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the amount by which the SPY return is less than the TLT return. For example, if the SPY return is less than the TLT return by 25%, the hypothetical payment at maturity would be $7.50 per security (75% of the stated principal amount). There is no minimum payment at maturity.

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Outperformance Jump Securities based on the Performance of the SPDR® S&P® 500 ETF Trust Relative to the iShares® Barclays 20+ Year Treasury Bond Fund due July 30, 2012

Hypothetical Examples on Payment at Maturity

	Example 1	Example 2	Example 3
SPY return:	50%	-3%	-20%
TLT return:	30%	-5%	50%
Outperformance Return:	20%	2%	-70%
Payment at Maturity:	$11.60	$11.60	$3.00
Return on the securities:	16%	16%	-70%

Example 1: if the SPY return is 50% and the TLT return is 30% on the valuation date:
Because the SPY return is greater than the TLT return, the payment at maturity will be calculated as follows:

$10 + upside payment = $10.00 + $1.60 = $11.60

Example 2: if the SPY return is -3% and the TLT return is -5% on the valuation date:
Because the SPY return is greater than the TLT return, the payment at maturity will be calculated as follows:

$10 + upside payment = $10.00 + $1.60 = $11.60

In this example, although both ETF Shares decline, the investor receives a positive return because the SPY Shares decrease by a lower percentage than the percentage decrease of the TLT Shares over the term of the securities.

Example 3: if the SPY return is -20% and the TLT return is 50% on the valuation date:
Because the SPY return is less than the TLT return, the payment at maturity will be calculated as follows:

     outperformance return = -20% - 50% = -70%
payment at maturity = $10 × (1 + outperformance return) = $3.00

In this example, the SPY Shares underperforms the TLT Shares and the investor receives an amount that is significantly less than the stated principal amount.

These hypothetical examples are based on a hypothetical upside payment of $1.60, which is the midpoint of the range of $1.40 to $1.80. If the actual upside payment and maximum payment at maturity as determined on the pricing date are less than $1.60 and $11.60, respectively, your return, if any, may be lower than the returns shown above.

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Outperformance Jump Securities based on the Performance of the SPDR® S&P® 500 ETF Trust Relative to the iShares® Barclays 20+ Year Treasury Bond Fund due July 30, 2012

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of securities that they hold an amount in cash based upon the SPY return relative to the TLT return, determined as follows:

If the SPY return is greater than the TLT return:

$10 + upside payment:

The upside payment will be $1.40 to $1.80 per security, to be determined on the pricing date.

If the SPY return is less than or equal to the TLT return:

$10	×	(1 + outperformance return)
Principal		1 + Outperformance Return
$10	×	[1 + (SPY return – TLT return]]

Because the outperformance return will be less than or equal to 0%, this payment at maturity will be less than or equal to $10 and may be zero.

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Outperformance Jump Securities based on the Performance of the SPDR® S&P® 500 ETF Trust Relative to the iShares® Barclays 20+ Year Treasury Bond Fund due July 30, 2012

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. MS-10-A-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

  The securities do not pay interest or guarantee any return of principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of the stated principal amount at maturity. If the SPY return is less than the TLT return, you will receive for each security that you hold a payment at maturity that is less than the $10 stated principal amount of each security by an amount proportionate to the amount by which in the SPY return is less than the TLT return on the valuation date. There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire investment.

  Appreciation potential is fixed and limited. Where the SPY return is greater than the TLT return, the appreciation potential of the securities is limited to the fixed upside payment of $1.40 to $1.80 per security (11.40% to 11.80% of the stated principal amount), even if the SPY return is significantly greater than the TLT return. The actual upside payment will be determined on the pricing date. See “How the Outperformance Jump Securities Work” on page 6 above.

  The securities are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the securities at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the securities.

  The return on the securities is based on relative performance. You may receive a lower payment at maturity than you could receive by taking directly a long position in the SPY Shares or a short position in the TLT Shares. Unlike a long position in the SPY Shares or a short position in the TLT Shares, you may not earn a positive return even if the SPY Shares appreciate or the TLT Shares depreciate over the term of the securities. You may also not earn a positive return even if both the SPY Shares and the TLT Shares appreciate or if both the SPY Shares and the TLT Shares depreciate, if in either case the SPY return is less than the TLT return. The securities are linked to the performance of the SPY Shares minus the performance of the TLT Shares and thus are affected by the relative, not absolute, performance of the ETF Shares. In order to get a positive return on the securities, the SPY Shares must increase over the term of the securities by a greater percentage than that of the TLT Shares, or if both ETF Shares decrease, the SPY Shares must decrease by a lower percentage than that of the TLT Shares.

  Changes in the price of the SPY Shares may be offset or entirely negated by changes in the price of the TLT Shares. Changes in the SPY return may be offset or entirely negated by corresponding changes in the TLT return. If the SPY return strongly correlates with the TLT return, you may not receive the upside payment and you may lose some of your investment at maturity. Conversely, if the SPY return does not correlate with the TLT return, your investment will be exposed to any appreciation or depreciation of the SPY Shares relative to the TLT Shares. Your securities may be subject to a loss even if the SPY Shares appreciate or the TLT Shares depreciate during the term of the securities.

  You are exposed to the risks of each ETF Share. Your return on the securities and your payment at maturity, if any, is not linked to a basket consisting of the ETF Shares. Your payment at maturity is contingent upon the performance of each individual ETF Share such that you will be equally exposed to the risks related to the performance of each ETF Share. Poor performance by the SPY Shares or strong performance by the TLT Shares from the pricing date to the valuation date may negatively affect your payment at maturity and may not be offset or mitigated by the performance by the other ETF Share.
  Accordingly, your investment is subject to the risks associate with the price movements of each ETF Share.

  Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the TLT return and the SPY return, and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non- occurrence of market disruption events, the selection of a successor to an ETF Share or calculation of the applicable share return in the event of a discontinuance of an ETF Share, and any anti-dilution adjustments, may affect the payout to you at maturity.

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In addition, we are currently one of the companies that make up one of the SPY Shares and the S&P 500® Index. We will not have any obligation to consider your interests as an investor in the securities in taking any corporate action that might affect the value of the SPY shares, the S&P 500® Index or the securities.

  The inclusion in the original issue price of commissions and estimated cost of hedging is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMS is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, because the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the estimated cost of hedging the issuer’s obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by JPMS, as a result of dealer discounts, mark- ups or other transaction costs. The securities are not designed to be short-term trading instruments.
  Accordingly, you should be able and willing to hold your securities to maturity.

  The market price of the securities is influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which JPMS may be willing to purchase or sell the securities in the secondary market, including: The performance of the SPY Shares as compared to the performance of the TLT Shares, expected volatility of the ETF Shares, interest and yield rates, time remaining to maturity, the dividend rates and interest rates, as applicable, of the securities underlying the ETF Shares, interest rates generally, geopolitical conditions and economic, financial, political and judicial events that affect the ETF Shares or equity markets generally and that may affect the SPY return or the TLT return, the occurrence of certain events to an ETF Share that may or may not require an adjustment to the applicable adjustment factor and any actual or anticipated changes in our credit ratings or credit spreads. The price of the ETF Shares may be and has recently been volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

  Investing in the securities is not equivalent to investing in the ETF Shares. Investing in the securities is not equivalent to investing in the ETF Shares, the Underlying Indices or the securities underlying the ETF Shares or included in the Underlying Indices. Investors in the securities will not have voting rights or rights to receive dividends, interest payments or other distributions or any other rights with respect to the ETF Shares, the Underlying Indices or the securities underlying the ETF Shares or included in the Underlying Indices.

  Adjustments to the securities and the indices underlying the ETF Shares could adversely affect the value of the securities. Those responsible for calculating and maintaining the ETF Shares and the indices tracked by the ETF Shares can, pursuant to their investment strategy or otherwise, add, delete or substitute the securities of the ETF Shares or the indices tracked by the ETF Shares, or make other methodological changes that could change the value of the ETF Shares or the indices tracked by the ETF
  Shares. Any of these actions could adversely affect the prices of the ETF Shares and, consequently, the value of the securities.

  There are risks associated with the ETF Shares. Although the ETF Shares are listed for trading on the NYSE Arca, Inc. and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market. The ETF Shares are subject to management risk, which is the risk that the investment strategies of the investment advisers to the ETF
  Shares, the implementation of which is subject to a number of constraints, may not produce the intended results. Any such action could adversely affect the market prices of the ETF Shares, and consequently, the value of the securities.

  We have no affiliation with the TLT Shares. To our knowledge, we are not currently affiliated with any issuers of the stocks underlying the TLT Shares. We assume no responsibility for the adequacy of the information about the ETF Shares and the Underlying Indices contained in these preliminary terms or in product supplement no. MS-10-A-I. You should make your own investigation into the ETF Shares and the Underlying Indices. We are not responsible for the ETF Shares’ public disclosure of information, whether contained in SEC filings or otherwise.

  There are differences between the ETF Shares and the Underlying Indices. The ETF Shares do not fully replicate the Underlying Indices, may hold securities not included in the Underlying Indices and their performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Indices, all of which may lead to a lack of correlation between the ETF Shares and the Underlying Indices. In addition, corporate actions with respect to the sample of securities (such as mergers and spin-offs) may impact the variance between the performances of the ETF Shares and the Underlying Indices. Finally, because the ETF Shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share. For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the Underlying Indices.

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  Owning the securities is not the same as owning the ETF Shares. Owning the securities is not the same as owning the ETF Shares. Accordingly, changes in the closing price of one ETF Share may not result in a comparable change of the market value of the securities. If the performance of the SPY shares on any trading day increases above the performance of the TLT shares, the value of the securities may not increase comparably, if at all. It is possible for the performance of the SPY shares to increase moderately relative to the performance of the TLT shares while the value of the securities declines.

  The anti-dilution protection for the ETF Shares is limited. The calculation agent will make adjustments to the adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

  Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could affect the value of the ETF Shares in a manner that could decrease the amount an investor may receive on the securities at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share prices and, therefore, could potentially increase the level that the SPY Shares must reach or decrease the level that the TLT Shares must reach before you receive a payment at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the outperformance return and, accordingly, the amount of cash an investor will receive at maturity.

  An investment linked to the prices of fixed-income securities, such as the TLT Shares, is subject to significant risks, including interest rate-related and credit-related risks. Investing in the securities or in the TLT Shares differs significantly from investing directly in bonds to be held to maturity as the value of the TLT Shares changes, at times significantly, during each trading day based upon the current market prices of its underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the U.S. government.

  In general, fixed-income securities are significantly affected by changes in current market interest rates. As interest rates decline, the prices of fixed-income securities, including those underlying the TLT Shares, is likely to increase. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. As a result, declining interest rates may cause the value of the bonds underlying the TLT Shares, and the TLT Shares themselves, to increase, possibly significantly, which may adversely affect the market value of the securities.

  Interest rates are subject to volatility due to a variety of factors, including:

    sentiment regarding underlying strength in the U.S. economy and global economies;

    expectations regarding the level of price inflation;

    sentiment regarding credit quality in the U.S. and global credit markets;

    central bank policies regarding interest rates; and

    the performance of U.S. and foreign capital markets.

The TLT Shares holds bonds with maturities longer than 20 years, which typically tend to be more sensitive to interest rate changes.

  Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.

  The tax consequences of an investment in the securities are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to request a ruling from the IRS regarding the securities. The IRS might not accept, and a court might not uphold, the characterization and tax treatment of the securities described in “Fact Sheet General Information Tax considerations” in this document and in “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-10-A-I. If the IRS were successful in

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asserting an alternative characterization or treatment for the securities, the timing and character of income on the securities could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-10-A-I and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

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Information about the ETF Shares and the Underlying Indices

The SPDR® S&P® 500 ETF Trust. The SPDR® S&P® 500 ETF Trust is an investment company registered under the Investment Company Act of 1940, as amended. Trust Units represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P 500® Index. Shares of the fund trade on NYSE Arca, Inc. under the ticker symbol “SPY.” Information provided to or filed with the SEC by the SPDR® S&P® 500 ETF Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to the SEC file numbers 033-46080 and 811-06125, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

The iShares® Barclays 20+ Year Bond Fund. The iShares® Barclays 20+ Year Bond Fund is an exchange-traded fund managed by iShares® Trust (“iShares®”), a registered investment company. iShares® consists of numerous separate investment portfolios, including the Barclays 20+ Year Bond Fund Fund. BlackRock Fund Advisors (“BFA”) is currently the investment adviser for the Barclays 20+ Year Bond Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Barclays Capital U.S. 20+ Year Treasury Bond Index. The fund’s investment objective and the Underlying Indices may be changed without shareholder approval. Shares of the fund trade on NYSE Arca, Inc. under the ticker symbol “TLT”. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to the SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the securities offered hereby and do not relate to the ETF Shares. We have derived all disclosures contained in these preliminary terms regarding the ETF Shares from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the ETF Shares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the ETF Shares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the ETF Shares (and therefore the price of the ETF Shares at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the ETF Shares could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the ETF Shares.

We and/or our affiliates may presently or from time to time engage in business with the sponsors of the ETF Shares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the ETF Shares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the ETF Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a prospective purchaser of the securities, you should undertake an independent investigation of the ETF Shares as in your judgment is appropriate to make an informed decision with respect to an investment in securities linked to the ETF Shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

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The S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. The S&P 500® Index is described under the heading “The SPDR® S&P® 500 ETF Trust — The S&P 500® Index” in the accompanying product supplement no. MS-10-A-I.

The Barclays Capital U.S. 20+ Year Treasury Bond Index. The Barclays Capital U.S. 20+ Year Treasury Bond Index measures the performance of public obligations of the U.S. Treasury. The Barclays Capital U.S. 20+ Year Treasury Bond Index is market capitalization weighted, includes all publicly issued U.S. Treasury securities that meet the criteria for inclusion and is rebalanced once a month on the last calendar day of the month. The U.S. Treasury securities included in the Barclays Capital U.S. 20+ Year Treasury Bond Index must have a remaining maturity of greater than 20 years, are rated investment grade (at least Baa3 by Moody’s Investors Service, Inc. or BBB- by Standard and Poor’s Financial Services, LLC) and have $250 million or more of outstanding face value. In addition, the securities must be denominated in U.S. dollars and must be fixed-rate and non-convertible. Certain special issuances, such as flower bonds, targeted investor securities (“TINs”), state and local government series bonds (“SLGs”) and coupon issues that have been stripped from assets already included are excluded from the Barclays Capital U.S. 20+ Year Treasury Bond Index. The Barclays Capital U.S. 20+ Year Treasury Bond Index is described under the heading “The iShares® Barclays 20+ Year Bond Fund — Barclays Capital U.S. 20+ Year Treasury Bond Index” in the accompanying product supplement no. MS-10-A-I.

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Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, for each ETF Share for each quarter in the period from January 3, 2005 through December 22, 2010. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the closing price on the valuation date.

SPDR® S&P® 500 ETF Trust	High ($)	Low ($)	Period End ($)
2005
First Quarter	122.78	116.54	118.05
Second Quarter	121.58	113.82	119.17
Third Quarter	124.70	119.46	123.02
Fourth Quarter	127.82	117.50	124.50
2006
First Quarter	130.99	125.51	129.84
Second Quarter	132.63	122.57	127.25
Third Quarter	133.74	123.35	133.57
Fourth Quarter	143.07	133.07	141.66
2007
First Quarter	146.01	137.41	142.07
Second Quarter	154.15	142.24	150.38
Third Quarter	155.03	141.13	152.67
Fourth Quarter	156.44	140.90	146.39
2008
First Quarter	144.94	127.90	131.89
Second Quarter	143.08	127.69	128.04
Third Quarter	130.70	111.38	116.54
Fourth Quarter	116.00	75.95	90.33
2009
First Quarter	93.44	68.11	79.44
Second Quarter	95.09	81.00	91.92
Third Quarter	107.33	87.95	105.56
Fourth Quarter	112.67	102.54	111.44
2010
First Quarter	117.40	105.87	116.99
Second Quarter	121.79	103.22	103.22
Third Quarter	114.79	102.2	114.12
Fourth Quarter (through December 22, 2010)	125.79	113.75	125.79

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iShares® Barclays 20+ Year Treasury Bond Fund	High ($)	Low ($)	Period End ($)
2005
First Quarter	94.07	87.67	89.34
Second Quarter	96.72	88.68	96.72
Third Quarter	95.95	91.49	92.23
Fourth Quarter	92.55	88.08	91.83
2006
First Quarter	92.47	86.86	86.86
Second Quarter	86.63	82.65	84.39
Third Quarter	90.28	83.19	89.41
Fourth Quarter	91.59	87.20	88.48
2007
First Quarter	90.66	86.72	88.35
Second Quarter	88.85	82.42	85.23
Third Quarter	91.00	83.41	88.72
Fourth Quarter	95.58	87.63	93.05
2008
First Quarter	97.18	90.95	95.89
Second Quarter	95.67	88.87	92.34
Third Quarter	98.49	90.14	94.88
Fourth Quarter	122.45	92.74	119.35
2009
First Quarter	116.65	100.56	105.71
Second Quarter	106.37	88.19	94.57
Third Quarter	98.84	90.40	98.66
Fourth Quarter	99.70	89.46	89.87
2010
First Quarter	92.31	88.61	89.46
Second Quarter	101.75	87.47	101.75
Third Quarter	108.56	98.33	105.51
Fourth Quarter (through December 22, 2010)	105.56	90.94	93.12

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Supplemental Plan of Distribution

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-21 of the accompanying product supplement no. MS-10-A-I.

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Where You Can Find More Information

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this document together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these securities are a part, and the more detailed information contained in product supplement no. MS-10-A-I dated December 23, 2010.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-10-A-I, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. MS-10-A-I dated December 23, 2010:
  http://www.sec.gov/Archives/edgar/data/19617/000089109210005828/e41348_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

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